Exhibit 3.17

[TRANSLATION]

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BOOK NUMBER TWO THOUSAND SIX HUNDRED SEVENTY-SIX – egp/BAC

INSTRUMENT NUMBER ONE HUNDRED FORTY THOUSAND FOUR HUNDRED FIFTY-FOUR

IN MEXICO, FEDERAL DISTRICT, on April six, two thousand six, before me, attorney CECILIO GONZALES MARQUEZ, owner of Notary Office number one hundred fifty-one of the Federal District, there appeared attorney SERGIO ANDRES URIAS OCHOA, in his capacity as Special Representative of the company called “C&S CONTROLADORA MEXICO, SOCIEDAD DE RESPONSIBILDAD LIMITADA DE CAPITAL VARIABLE,” (S. DE R.L. DE C.V. – LIMITED LIABILITY COMPANY WITH VARIABLE CAPITAL) and stated:

That he asks the undersigned notary to register the unanimous resolutions of the shareholders of said company of March 30, 2006.

UNANIMOUS RESOLUTIONS OF THE SHAREHOLDERS THAT ARE REGISTERED

For this purpose, the deponent shows me and I certify having seen the unanimous resolutions of the shareholders of the company named “C&S CONTROLADORA MEXICO,” SOCIEDAD DE RESPONSIBILDAD LIMITADA DE CAPITAL VARIABLE, drafted in English with the respective Spanish translation, which consists of nine full pages written only on the face and containing said resolutions, signed by the representatives of the companies named “S&C Holding Company (Mexico), B.V.” and “S&C 1 (Dutch) B.V,” which made such decisions, the original of which I enclose with the appendix of this instrument marked with letter “A” of which I copy the following:

“C&S CONTROLADORA MEXICO, S. DE R.L. DE C.V.”

Resolutions adopted unanimously by the shareholders of C&S Controladora Mexico, S. de R.L. de C.V.

March 30, 2006

The shareholders of C&S Controladora Mexico, S. de R.L. de C.V. (the “Company”) pursuant to article 21 of the company bylaws, and article 82 of the General Corporations Law, in accordance with the Communications and Information Exchanged between them, by unanimous vote adopt the following:

RESOLUTIONS

I. Approval of the change of name of the Company:

“The change of name of the company is approved, to “SENSATA TECHNOLOGIES DE MEXICO, S. de R.L. de C.V.”

II. Amendment of the company bylaws

“As a result of the prior resolution, and in order to change the name of the company, it is approved to amend clause one of the company bylaws, which will have the following language:

Article 1.

The company shall be named “SENSATA TECHNOLOGIES DE MEXICO, S. DE R.L. DE C.V.,” which name shall be followed by the words

“Limited Liability Company with Variable Capital” or the abbreviation “S. de R.L. de C.V.”

III. Authorization for the company to buy a business

“It is resolved hereby to authorize the company to substantially acquire all assets of Texas Instruments of Mexico, S. de R.L. de C.V. (“TI de Mexico”) and/or its subsidiaries related to the sensors and controls business of TI de Mexico and/or its subsidiaries, as well as the execution and formalization, either by private document or before a notary public, indicatively and without limitation thereto, of the following contracts/legal acts:

(i) Execution of a contract for transfer of rights and takeover of obligations between the company, as transferee, and TI de Mexico as transferor, (the “Contract for Purchase and Sale of Assets”)

(ii) The execution of a purchase and sale contract between the company as buyer and TI de Mexico as seller, of the property located in the state of Aguascalientes, used by TI de Mexico, for the business with sensors and controls (the “Contract for Purchase and Sale of Property”)

(iii) The execution by the company of one or several service contracts with TI de Mexico or with any other individual or company (the “Service Contract”)

(iv) The execution of a contract of transfer of trademarks between the company as transferee and Texas Instruments Incorporated as transferor (the “Contract for Transfer of Trademarks”)

(v) The execution of a contract for personnel administration services between the company and TI de Mexico (the “Contract for Personnel Administration”)

(vi) The execution and formalization by the company of any other legal act related to or necessary in order to comply with the agreements and obligations contained in the documents described under sections (i) to (v) above.

(vii) The execution and formalization by the company of any other legal act related to or necessary for the company to buy the censor and control business of TI de Mexico and/or its subsidiaries.

IV. Authorizations of the company related to credit documents/guarantees

“It is hereby resolved to authorize the company and the shareholders of the company to carry out all acts and sign all types of agreements, contracts, credit instruments and documents necessary and/or convenient (the “Credit Documents”) in order to obtain loans, credits and financing in general, in order to finance part of the purchase price of the business with censors and controls of Texas Instruments Incorporated and its subsidiaries in the

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United States of America, United Mexican States and other countries by the company and its subsidiaries; and/or to guarantee its own or third-party obligations; including, without limitation:

(i) Execution by the company of a guarantee (guaranty) contract to guarantee the obligations of the joint debtors and/or obligors in connection with the credit documents (the guaranty).

(ii) Execution of a mortgage contract on the property object of the Contract for Purchase and Sale of Property (the “Mortgage”)

(iii) Execution of a contract of pledge without transfer of possession (the “Pledge without Transfer of Possession”) for each of the movables used by the company in the ordinary course of business and required for its operation.

(iv) Execution by the shareholders of the company of a pledge contract on 100% of the shares of capital of the company (the “Share Pledge Contract”) in order to guarantee obligations of the company shareholders or third parties.

(v) Execution and formalization by the company of any other legal act related to or necessary in order to comply with the agreements and obligations contained in the documents described under sections (i) to (iv) above.

V. Approval of the pledge on 100% of the company’s shares of capital

(i) Pursuant to article 11 of the company bylaws, it is resolved to approve the constitution of a pledge on 100% of the company’s shares of capital, to be granted by the company shareholders in order to guarantee obligations of the company shareholders or of the company or of third parties, under the terms and conditions established in the Share Pledge Contract.

(ii) As a consequence of the above resolution, it is resolved to authorize shareholder S&C Holding Company (Mexico), B.V., to pledge the share owned by it, pursuant to the Share Pledge Contract.

(iii) As a consequence of the above resolution V.(i), it is resolved to authorize shareholder S&C 1 (Dutch), B.V., to pledge the share owned by it, pursuant to the Share Pledge Contract.

(iv) Furthermore, it is resolved (i) to authorize any transfer of shares by the company shareholders; and (ii) to establish that the company shareholders expressly declare that they waive their respective preferred rights to purchase the respective shares in the event of execution of the pledge pursuant to the Share Pledge Contract.

(v) It is resolved to authorize the secretary of the company, in due time, to register the pledge of the shares pursuant to the Share Pledge Contract in the book of registration of shareholders of the company.

VI. Granting powers of attorney

“Special power of attorney is granted to Santos Alberto Castillo Chinchilla, Santiago Sepulveda Iturbe, Eduardo Gonzales Irias, Sergio Andres Urias Ochoa and Vanessa Gimenez Gomez, for acts of management, for acts of property, and to sign credit instruments, so that any of them, jointly or separately, in the name and representation of the company, by private document or before notary public, can execute and sign each of the following contracts and documents:

(i) the Contract for Purchase and Sale of Assets

(ii) the Contract for Purchase and Sale of Property

(iii) the Service Contract

(iv) the Contract for Transfer of Trademarks

(v) the Contract for Personnel Administration

(vi) the Credit Instruments

(vii) the Guaranty

(viii) the Mortgage

(ix) the Pledge without Transfer of Possession

(x) the Share Pledge Contract

(xi) any other contract of pledge trust, guaranty trust, and any other documents to guarantee the payment and performance of own or third-party obligations.

(xii) any other document related to or necessary to comply with the decisions and obligations contained in the documents described in sections (i) to (xi) above; and

(xiii) any amendment or termination related to the documents described in sections (i) to (xii) above.

The proxies will enjoy all powers of a general proxy for acts of administration and ownership, only within the limits of its power of attorney, pursuant to the second and third paragraph of article 2554 of the Federal Civil Code and the related articles of the Civil Code for the Federal District, as well as of the civil codes of each of the United Mexican States where this power of attorney is exercised.

Furthermore, within the limits of this power of attorney, the proxies will enjoy all powers of a general proxy to sign, accept, endorse and otherwise negotiate with credit instruments, pursuant to article nine of the general law of credit instruments and operations.

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VII. Designation of special delegates to implement and formalize the resolutions adopted unanimously by the shareholders of the company.

“Santiago Sepulveda Iturbe, Eduardo Gonzales Irias, Sergio Andres Urias Ochoa, Vanessa Gimenez Gomez and Miguel Angel Rocha Romero are authorized, indistinctly either one of them, as special representatives, to:

(i) Transcribe these resolutions into the book of minutes of shareholders meetings of the company and sign there.

(ii) Appear before the notary public of their choice to execute and formalize in public instrument the change of name of the company, as well as the powers of attorney granted as established in these resolutions adopted by written decision signed by all shareholders of the company.

(iii) Obtain registration of all or part of these resolutions and issue of the corresponding certified copies.

(iv) Register by themselves or through third parties the first certified copy of said instruments, with the corresponding public register of commerce.

(v) Issue simple or certified copies of any of the resolutions adopted by these resolutions, adopted by written decision signed by all shareholders of the company.”

VIII. Effective date of the resolutions.

It is resolved that the resolutions adopted by this document will produce full effects as of March 30, 2006 (the rest of this page was left blank intentionally. The signatures are on the following page).

*** Signature page of the resolutions adopted unanimously by the shareholders of C&S Controladora Mexico S de R.L. de C.V. which will produce full effects as of March 30, 2006***

S&C Holding Company (Mexico) B.V., – By Ian Blasco – Title: Representative

S&C 1 (Dutch) B.V., – By Ian Blasco – Title: Representative – signatures.

For this purpose, the deponent shows me the permit obtained by him from the Ministry of Foreign Relations on March 30, 2006, number zero nine hundred nine thousand eight hundred eighty-one, file number two zero zero six zero nine zero zero four nine seven zero, folio number twenty-nine thousand five hundred fifty-one RB two, which is added to the appendix of this instrument marked with the letter “B,” a copy of which will be attached to the certified copies of this instrument to be issued.

After stating the above, the deponent executes the following:

CLAUSES

ONE. – Registration was made, as certified by the undersigned notary, of the unanimous resolutions of the shareholders of the company named “C&S CONTROLADORA MEXICO,” “SOCIEDAD DE RESPONSIBILDAD LIMITADA DE CAPITAL VARIABLE, dated March 30, 2006.

TWO. – The unanimous resolution of the shareholders of said company to approve the change of the corporate name of the company to “SENSATA TECHNOLOGIES DE MEXICO,” “SOCIEDAD DE RESPONSIBILDAD LIMITADA DE CAPITAL VARIABLE” was formalized

THREE. – The unanimous resolution of the shareholders of said company to approve the amendment of Clause One of the company bylaws in order to have the language indicated in the resolutions now registered was formalized.

FOUR. – The unanimous resolution of the shareholders of said company to authorize the company to substantially acquire all assets of “Texas Instruments de Mexico, S. de R.L. de C.V.” (“TI de Mexico”) and/or its subsidiaries related to the sensors and controls business of TI de Mexico and/or its subsidiaries, as well as the execution and formalization, either by private document or before a notary public, indicatively and without limitation thereto, of the following contracts/legal acts listed in the resolutions now registered was formalized.

FIVE. – The unanimous resolution of the shareholders of said company to authorize the company and the shareholders of the company to carry out all acts and sign all types of agreements, contracts, credit instruments and documents necessary and/or convenient (the “Credit Documents”) in order to obtain loans, credits and financing in general, in order to finance part of the purchase price of the business with censors and controls of Texas Instruments Incorporated and its subsidiaries in the United States of America, United Mexican States and other countries by the company and its subsidiaries; and/or to guarantee its own or third-party obligations in the terms of the resolutions now registered was formalized.

SIX. – The unanimous resolution of the shareholders of said company to approve the constitution of a pledge on 100% of the company’s shares of capital, to be granted by the company shareholders in order to guarantee obligations of the company shareholders or of the company or of third parties, under the terms and conditions established in the Share Pledge Contract was formalized.

SEVEN. – The unanimous resolution of the shareholders of said company to authorize shareholder S&C Holding Company (Mexico), B.V., to pledge the share owned by it, pursuant to the Share Pledge Contract was formalized.

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EIGHT. – The unanimous resolution of the shareholders of said company to authorize shareholder S&C 1 (Dutch), B.V., to pledge the share owned by it pursuant to the Share Pledge Contract was formalized.

NINE. – The unanimous resolution of the shareholders of said company to authorize any transfer of shares by the company shareholders; and (ii) to establish that the company shareholders expressly declare that they waive their respective preferred rights to purchase the respective shares in the event of execution of the pledge pursuant to the Share Pledge Contract was formalized.

TEN. – The unanimous resolution of the shareholders of said company to authorize the secretary of the company, in due time, to register the pledge of the shares pursuant to the Share Pledge Contract in the book of registration of shareholders of the company was formalized.

ELEVEN. – The unanimous resolution of the shareholders of said company to grant special powers of attorney to Santos Alberto Castillo Chinchilla, Santiago Sepulveda Iturbe, Eduardo Gonzales Irias, Sergio Andres Urias Ochoa and Vanessa Gimenez Gomez, for acts of management, for acts of property, and to sign credit instruments, so that any of them, jointly or separately, in the name and representation of the company, by private document or before notary public, can execute and sign each of the contracts and documents listed in the resolutions now registered, was formalized.

TWELVE. – The deponent authorizes the undersigned notary to carry out the administrative formalities necessary to register with the corresponding public register of commerce the certified copy of this instrument to be issued.

CAPACITY

The deponent expressly declares under penalty of perjury that the company represented by him is legally authorized to execute this instrument and prove his representation, which has not been revoked or otherwise modified, with the documents he shows me and which I, the notary, list in the appendix of this instrument under letter “C” in order to transcribe them in the certified copies of this instrument to be issued.

I, THE NOTARY, CERTIFY THAT:

I. I have seen the documents mentioned in this instrument as well as those listed in its appendix.

II. I have no indication of falsity of the document hereby registered.

III. I informed the deponent that he has the right to read the instrument personally.

IV. The deponent is personally known to me, and has a legal capacity to contract and bind himself, the same as the company he represents.

V. The deponent declares under penalty of perjury that the companies S&C Holding Company (Mexico), B.V.” and “S&C 1 (Dutch), B.V.” reside abroad and that the company named “C&S CONTROLADORA MEXICO,” SOCIEDAD DE RESPONSIBILDAD LIMITADA DE CAPITAL VARIABLE, will submit the list referred to in paragraph 5 article 27 of the Tax Code of the Federation with the first three months after the end of this fiscal year.

VI. Furthermore, I ask the deponent, pursuant to article 34 of the Foreign Investment Law, to prove the registration of the company with the National Register of Foreign Investment, which he did not do, so that I will report this situation to the corresponding authorities; and

VII. After the deponent was warned by the undersigned notary of the crimes committed by those who make false declarations, he declared concerning his personal data that he is:

A Mexican by birth, originally from Ciudad Juarez, State of Chihuahua where he was born on January 26, 1979, single, a lawyer, domiciled at: Calle Paseos de los Tamarindos, number 70, Colonia Bosques de las Lomas, Delegacion Miguel Hidalgo, Mexico, Federal District.

After reading this instrument to the deponent, I explained to him its value and the legal consequence of its contents, he declared his conformity with it, and executed, ratified and signed it on April 6, 2006, so that I finally authorize it. I certify.

SERGIO ANDRES URIAS OCHOA – SIGNATURE – C. GONZALES. – SIGNATURE – AUTHORIZATION STAMP

ADDITIONAL NOTES

NOTE ONE. – On today’s date, notice was sent to the General Department of Foreign Investment pursuant to article 34 of the Foreign Investment Law. Copy of the respective document is added to the appendix of this instrument marked with letter “D.” – Mexico, Federal District, April 7, 2006, I certify. Initial.

NOTE TWO. – On today’s date, notice was sent to the Ministry of Foreign Relations pursuant to the regulation of the Foreign Investment Law and of the National Register of Foreign Investments. A copy of the respective document is added to the appendix of this instrument marked with letter “E.” – Mexico, Federal District, April 7, 2006, I certify. Initial.

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DOCUMENTS MARKED WITH LETTER “C” IN THE APPENDIX OF THIS INSTRUMENT.

Attorney SERGIO ANDRES URIAS OCHOA, in his capacity as special representative of the company “C&S CONTROLADORA MEXICO,” “SOCIEDAD DE RESPONSIBILDAD LIMITADA DE CAPITAL VARIABLE, today, “SENSATA TECHNOLOGIES DE MEXICO,” “SOCIEDAD DE RESPONSIBILDAD LIMITADA DE CAPITAL VARIABLE” proves his identity as follows:

a) With the resolutions which are being registered.

b) With public instrument number one hundred thirteen thousand five hundred ten dated February 24, 2006, executed before the undersigned notary, whose first certified copy is pending registration with the Public Register of Commerce of Aguascalientes, State of Aguascalientes, since they was recently issued; after obtaining permit from the Ministry of Foreign Relations number zero nine hundred five thousand four hundred ninety-seven, file number two zero zero six zero nine zero zero four nine seven zero, folio number twenty-nine thousand five hundred fifty K one Q seventy-three dated February 20, 2006, there was incorporated the company named “C&S CONTROLADORA MEXICO,” SOCIEDAD DE RESPONSIBILDAD LIMITADA DE CAPITAL VARIABLE, headquartered in Aguascalientes, State of Aguascalientes, with a term of 99 years, variable capital, fixed minimum capital THREE THOUSAND PESOS NATIONAL TENDER and unlimited variable capital, with clause of admission of foreigners.

I, the notary, copy the following pertinent excerpts from said instrument:

CORPORATE BYLAWS

CHAPTER I

CORPORATE NAME, DOMICILE, NATIONALITY, CORPORATE PURPOSE AND TERM

Article Four.

The corporate purpose of the company shall be:

(a) To fabricate, manufacture, produce by maquila, acquire, dispose of, lease, transfer use of, sell, export and import of all types of industrial products, raw materials, products and merchandise;

(b) To constitute, form, organize, exploit, acquire and hold investments, stock or interests in all types of commercial or civil companies, associations, societies, trusts, or entities of any type, Mexican or foreign;

(c) To enter into all types of agreements, contracts, and documents, including, without limitation, purchase-sale agreements, maquila, supply, distribution, remittance, agency, commission, mortgage, bond, deposit, lease, sublease, administration, services, technical assistance, consulting services, marketing, joint investment, association and other agreements as necessary or appropriate so that the company may carry out its corporate objective;

(d) To request and obtain from federal, state and/or municipal authorities, whether centralized, decentralized or regional, all types of promotion and support programs for export and foreign trade, including but not limited to obtaining registration as an Empresa Altamente Exportadora (Primarily Export Enterprise, ALTEX), as well as obtaining a Maquila Export Program, Maquila Services Program and/or Temporary Import Program to Produce Export Articles (PITEX) and/or Sector Promotion Programs (PROSEC); the warehousing of raw materials, parts and components for the Maquiladora Export Industry, as well as companies with Temporary Import Programs to Produce Export Articles, and in general any other applicable foreign trade or exports support program in accordance with the applicable laws and regulations; including the border program for goods and services and the supply company program (HUB) for companies engaging in foreign trade, maquiladora companies and PITEX within the meaning of article 303 of the North American Free Trade Agreement;

(e) To request and obtain from federal, state and/or municipal authorities, whether centralized, decentralized or regional, including the Ministry of the Treasury and Public Credit, all types of authorizations, permits and renewals directly or indirectly related to the establishment of bonded warehouses;

(f) To acquire, by any legal means, stock, investments or interests in all categories of commercial or civil companies, associations, societies, trusts, or entities of any type, at the time of their incorporation or at a later date, as well as to sell, assign, transfer, negotiate, encumber or otherwise dispose of or pledge such stock, investments or interests;

(g) To act as legal representative or agent for all types of persons or companies, whether as representative, intermediary or in any other capacity;

(h) To acquire, sell, lease, rent, sublease, use, enjoy, possess, license or dispose of, in any legal form, all types of real and personal property, equipment and goods, including as depositary or depositor, and to hold rights in such properties, including all types of machinery, equipment, accessories, offices and other provisions necessary or appropriate for the accomplishment of its corporate purpose;

(i) To issue, execute, accept, endorse, certify, guarantee or in any other manner subscribe all types of credit instruments;

(j) Subject to applicable laws, to obtain, acquire,

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possess, use and enjoy all types of concessions, permits, licenses, authorizations, franchises, patents, trademarks, commercial names and all other intellectual property or industrial rights, including local, municipal or federal environmental permits as necessary to fulfill its corporate purpose;

(k) To obtain and grant all types of financing, loans or credits, and to issue debentures, bonds, commercial paper, ordinary investment certificates and other types of debt instruments, with or without specific guarantee, by means of note, mortgage, pledge, trust or any other legal form, and to guarantee third-party obligations and debts, whether as guarantor, surety or in any other capacity, including as joint and several and subsidiary obligor;

(l) To enter into and/or execute, in Mexico or abroad, on its own behalf or on behalf of others, all types of instruments, whether principal or auxiliary, civil or commercial, or of any other nature (including acts implying ownership), all types of contracts and agreements, both civil and commercial, as principal or subsidiary, or of any other nature, to the extent permitted by applicable laws; and

(m) To enter into all types of contracts and legal acts that are necessary or appropriate in order to accomplish its corporate purpose.

CHAPTER II

CAPITAL STOCK AND INTERESTS

Article Six.

The capital stock shall include a fixed portion and a variable portion. The minimum fixed capital is THREE THOUSAND PESOS, NATIONAL TENDER, fully subscribed and paid by the shareholders. The company’s variable capital shall be unlimited. The corporate shares representing the capital stock shall consist of two series, a Class “A,” representing contributions of the Mexican shareholders, and a Class “B,” representing the contributions of foreign shareholders. The corporate shares representing the fixed capital shall be “Class A-1” and “B-1,” respectively. The corporate shares representing the variable capital shall be “Class A-2” and “B-2,” respectively. The value of contributions in kind shall be authorized and approved by the shareholders. No shareholder may hold more than one corporate share of the company in the same class of capital stock. If a shareholder makes a new contribution or acquires all or a portion of the corporate shares of another shareholder, the value of his respective corporate share in the company shall be increased by the respective amount. The Shareholders’ meeting that authorizes the increase in the capital stock shall determine the characteristics and conditions of such increase and of the corporate shares to be issued.

The company’s capital stock may be increased by means of additional contributions from the shareholders, the admittance of new shareholders or capitalization. The company’s capital stock may be diminished by capitalization of losses, withdrawal of contributions or amortization. Any increase or reduction of the company’s capital stock shall be adopted out in accordance with the provisions of this chapter and the applicable provisions of the General Corporations Law (Ley General de Sociedades Mercantiles). Any increase or reduction of the capital stock shall be registered in the Ledger of Capital Variations, which the company shall maintain in accordance with the provisions of article 219 of the General Corporations Law. Increases and reductions of capital stock shall be approved by means of a resolution adopted by the Shareholders’ meeting subject to the provision of article 21 of these corporate bylaws.

Article Seven.

With respect to the corporate shares owned by foreigners, in addition to the appropriate registration in the Register of Shareholders mentioned in article 10 of these corporate bylaws, the appropriate registrations shall be made in the National Registry of Foreign Investments (Registro Nacional de Inversiones Extranjeras) in accordance with the Foreign Investment Law (Ley de Inversión Extranjera) and its implementing regulations.

Only those natural persons or legal entities whose names are registered in the Register of Shareholders may exercise the rights derived from the ownership of corporate shares.

Article Eight.

The shareholders may hold only one corporate share in the company, on the understanding, however, that in the event the company issues preferential corporate shares or special classes of corporate shares, or classes of corporate shares which confer preferential or special rights, in such case, a shareholder may hold one corporate share within each special or preferential class of corporate shares issued by the company.

The holders of Class “A” and Class “B” corporate shares shall be entitled to 1 (one) vote for each $1.00 (one and a 00/100 pesos national tender) contributed by said shareholder to the company’s capital stock.

Article Nine.

The Secretary of the Company may, at the request of the shareholders, issue secretary’s certificates establishing the respective share in the company’s capital of those shareholders who request such certification. Any of these secretary’s certificates shall contain the following legend:

“The transfer or disposal of the corporate share to which this secretary’s certificate refers is subject to the prior approval of the Company’s Shareholders’ meeting and is subject to the restrictions on transfer and other rights established in the corporate bylaws of the Company. Any transfer or disposal of the corporate share to which this secretary’s certificate refers that fails to comply with the restrictions on transfer and other rights established in the corporate bylaws of the Company shall be null and void.”

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Article Ten.

The company shall have a Register of Shareholders in which the name and address of each shareholder shall be recorded with a statement of the amount of their respective contributions and any and all transactions related to the subscription, acquisition or transfer of corporate shares, including the name and address of the transferring or former holder and the acquiring party.

Article Eleven.

No shareholder shall carry out a sale, transfer, assignment or other disposal of corporate shares of the company (a “Transfer”) of any or all of its corporate shares in the company without the prior consent of the majority of the shareholders’ votes, which shall be cast in the Shareholders’ meeting, and any transfer adopted out without said consent shall be null and produce no legal effects; with the understanding, however, that this restriction shall not apply to any Transfer that involves the majority of the participation and votes of the corporate shares of a shareholder to a subsidiary or affiliate under the joint control of the shareholder who transfers the shares or any affiliate in which he is the sole shareholder or shareholder.

Article Twelve.

The company shall consider the person whose name is recorded in the Register of Shareholders to which article 10 refers as the holder of the corporate shares registered in his name.

Article Thirteen.

In the event of an increase in the company’s capital stock by means of future contributions, the company’s shareholders shall have the preferential right to subscribe and pay said capital increase, in proportion to the value of the corporate shares they hold at the time of such increase. The shareholders may exercise their preferential rights established herein within the period of time and in accordance with the terms and conditions established for this purpose by the Shareholders’ meeting that approves said capital increase.

CHAPTER III

SHAREHOLDERS’ MEETING

Article Fourteen.

The Shareholders’ meeting is the supreme body of the company. The Shareholders’ meeting shall be held in all cases at the corporate domicile, except in cases of force majeure or act of God. The Shareholders’ meeting shall be held in order to resolve any of the matters to which article 78 of the General Corporations Law refers and any other matters brought to its consideration by the shareholders in accordance with these corporate bylaws and applicable legislation.

Article Fifteen.

The Shareholders’ meeting shall be held at least once each year within the first 4 (four) months following the close of the fiscal year, in order to address the matters included in the corresponding agenda as well as any of the following matters (the “Annual Shareholders’ meeting”):

(a) discussion and, if applicable, approval or modification of the Sole Manager’s report or, if applicable, the report of the Managing Board in accordance with these corporate bylaws, in regard to the company’s business and operations during the prior fiscal year, and the company’s financial statements from and for the prior fiscal year; and

(b) appointment and, if applicable, confirmation of the Sole Manager or, if applicable, the members of the Managing Board, and approval of the compensation to be paid those persons for the performance of their duties in their respective capacities during the fiscal year in progress.

Article Sixteen.

The Shareholders’ meeting may be convened by the Sole Manager or, where applicable, by the Chairman of the Managing Board, by any 2 (two) of its members, or by the holders of corporate shares representing at least one-third of the company’s capital stock in accordance with article 81 of the General Corporations Law, as applicable.

Article Seventeen.

The Sole Manager, or, as appropriate, the Chairman of the Managing Board or the individuals who convene a Shareholders’ meeting shall transmit the respective notice of meeting to each shareholder at the corresponding address recorded in the Register of Shareholders of the company, by certified airmail, prepaid mail, courier with acknowledgment of receipt or facsimile with transmission confirmation, at the registered address, on the understanding that such notice of meeting shall be delivered to all the shareholders at least 15 (fifteen) days prior to the date scheduled for the meeting.

A notice of meeting shall not be required in the event that all corporate shares with voting rights are represented at the time of voting.

Article Eighteen.

The shareholders may be represented at the Shareholders’ meeting by a representative authorized by general or special power of attorney or by representative designated by a simple proxy.

In order to be admitted to the Shareholders’ meeting, the shareholder shall be registered as such in the Register of Shareholders maintained by the company in accordance with article 10 of these corporate bylaws.

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Article Nineteen.

The Shareholders’ meeting shall be chaired by the Sole Manager or, as applicable, by the chairman of the Managing Board; and in his absence, by any other individual present designated to act as such by a majority of the votes of the corporate shares represented at the meeting.

The corporate Secretary shall act as secretary of the Shareholders’ meeting; and in his absence, the Shareholders’ meeting shall designate a person to act in that capacity during the meeting by a majority of votes of the corporate shares represented at the meeting. The chairman of the meeting shall appoint one observer from among the attendees to determine whether a legal quorum exists and, at the request of the chairman, to count the votes cast.

Article Twenty.

The Shareholders’ meeting shall be considered legally convened pursuant to the first or subsequent notice of meeting and at least 51% (fifty-one percent) of the value of the company’s capital stock is represented at such meeting by one or more corporate shares.

Article Twenty-one.

The resolutions of the Shareholders’ meeting shall be valid if approved by a majority of the votes of the corporate shareholders issued in accordance with the provisions of article 8, final paragraph of these corporate bylaws.

In accordance with the provisions of article 82 of the General Corporations Law, resolutions adopted without convening a Shareholders’ meeting shall be validly adopted by unanimous vote provided that such resolutions are confirmed in writing and signed by all shareholders.

Article Twenty-two.

The minutes of Shareholders Assemblies and the resolutions adopted unanimously shall be transcribed in the company’s Minute Book. A file shall be established for each meeting and used to maintain copies from the meeting, the attendance list, the proxies, copies of notices of meetings, if any, and documents presented for the consideration of the assemblies such as reports of the Sole Manager or the Managing Board, as applicable, financial statements and other relevant documents.

If it is not possible to transcribe the minutes or resolutions adopted unanimously in the company’s Minute Book, those minutes shall be notarized before a notary public in Mexico.

The minutes of the Shareholders’ meeting, as well as documents evidencing such assemblies that could not be held due to lack of a quorum, shall be signed by the chairman and secretary of the meeting.

CHAPTER IV

ADMINISTRATION

Article Twenty-three.

The administration of the company shall be entrusted to a Sole Manager or a Managing Board formed the least two incumbent members and, as applicable, the number of alternate managers designated by the Shareholders’ meeting.

Article Twenty-four.

The Sole Manager or the members of the Managing Board, as applicable, shall occupy their positions for one year from the date of their appointment or confirmation, as applicable, and may be reelected for successive terms and continue in their positions until they are replaced. For this purpose, the period of time elapsed between one Annual Shareholders’ meeting and the next Annual Shareholders’ meeting is fixed at one year.

Article Twenty-five.

Each year, the Managing Board or Shareholders’ meeting shall appoint a chairman of the Managing Board from among the incumbent members of the Managing Board. Unless otherwise established, the chairman shall carry out and execute the resolutions adopted in the Shareholders’ meeting and the Managing Board. The chairman shall not have the authority to cast a tie-breaking vote.

Article Twenty-six.

The meetings of the Managing Board may be called by any of its incumbent members. The Managing Board may determine, at the first meeting held after the close of each fiscal year, the dates of the meetings to be held during the fiscal year in question; with the understanding, however, that such schedule shall not additional Managing Board meetings to be called in accordance with the provisions of this article 26.

The meetings of the Managing Board shall be called by means of written notice, delivered to all the incumbent members and alternates at least five days prior to the date fixed for the meeting.

No notice of meeting shall be required when all of the incumbent members of the Managing Board or their corresponding alternates are present.

The Managing Board shall meet at the corporate domicile; however, if the Board so decides, it may meet from time to time at another location in Mexico or abroad.

NOTARY OFFICE 151

COMPARED

Article Twenty-seven.

The minutes of the Managing Board meetings shall be recorded in the Managing Board’s Minute Book and shall be signed by all members present, or, if so expressly authorized by means of a resolution adopted at the corresponding meeting, by the chairman and secretary only. A file shall be established for each Managing Board meeting, which shall contain the minutes and resolutions adopted unanimously of the Managing Board, the attendance list, the notice of meeting, if any, and documents considered for the consideration of the meeting, such as reports, financial statements and other relevant documents, which shall be retained.

Article Twenty-eight.

In order for the Managing Board meetings to be considered legally convened, the majority of its incumbent members or their respective alternates must be present, and the resolutions shall be adopted by a majority vote of the members present, whether they are incumbents or alternates.

The resolutions adopted by the unanimous vote of all incumbent members of the Board other than at a Managing Board meeting shall be valid and legally adopted, provided that they are confirmed in writing and signed by all the incumbent members of the Managing Board.

Article Twenty-nine.

The Sole Manager or Managing Board, as applicable, shall have all the authorities included in a general power of attorney for claims and collections, to administer property and for the exercise of acts implying ownership, with all general and special authorities requiring a special clause in accordance with the law, in the terms of article 2554 of the Federal Civil Code and the corresponding provisions of the civil codes of the Mexican states and Federal District; accordingly, he shall represent the company before all types of administrative, judicial, federal, state and municipal authorities; before mediation and arbitration boards and other labor authorities and before arbitrators and arbitration panels. The foregoing Powers authorize the Sole Manager or Managing Board, as applicable, without limitation, to:

(a) institute or withdraw all types of claims and appeals, including amparo appeals; settle and arbitrate claims, propound and answer interrogatories; transfer property, challenge, receive payments, negotiate, execute and revise individual and collective employment contracts;

(b) carry out all operations and execute, modify and rescind contracts inherent to the corporate purpose;

(c) open, manage and close bank accounts;

(d) constitute and withdraw all types of deposits;

(e) appoint and remove managers, assistant managers, agents and employees of the company, and determine, limit or revoke their authorities, obligations and compensation;

(f) confer and revoke general or special powers of attorney;

(g) establish and close branch offices, agencies and other subdivisions;

(h) execute resolutions of the Shareholders’ meeting;

(i) represent the company when it has an interest or stake in other companies or entities, as well as purchase or subscribe actions or shares thereof, or at the time of their incorporation, or at any other subsequent time; and

(j) bring criminal claims and complaints, forgive claims and cooperate with the Prosecutor’s Office.

The Sole Manager or the Managing Board, as applicable, shall also have power of attorney, under the terms of article 9 of the General Law of Credit Instruments and Operations, to issue, accept, endorse and protest, in any manner, all categories of negotiable credit instruments.

Article Thirty.

The Shareholders’ meeting may designate a secretary and pro-secretary, who may or may not be members of the company’s management; on the understanding that in the event the persons holding the positions of secretary and pro-secretary are not part of the company’s management, their functions shall be limited exclusively to: (i) attending meetings of the Shareholders’ meeting and Managing Board with the right to speak but not to vote, in order to take notes of discussions and agreements and resolutions adopted during such assemblies and meetings; (ii) prepare minutes of the Shareholders’ meeting and Managing Board meetings, as well as authorize certified copies or extracts of those minutes; (iii) prepare and maintain the Managing Board Minute Book, the company’s Ledger of Capital Variations and the shareholder ledger, and issue certifications as requested with respect to those corporate books and ledgers; and (iv) sign the agreements and/or acts to which article 10 of the General Corporations Law refers.

Article Thirty-one.

The Shareholders’ meeting or Sole Manager, or, if applicable, the Managing Board may designate a general manager, who shall be entrusted with the company’s day-to-day operations and shall report to the Managing Board, and shall have such authority determined by the Sole Manager or Managing Board, within the limitations established in these corporate bylaws and applicable laws. The Shareholders’ meeting or Sole Manager or, as applicable, the Managing Board may designate additional officers if they deem this necessary or useful.

Article Thirty-two.

The Sole Manager or members of the Managing Board, as applicable, shall provide a bond or deposit to guarantee the performance of their duties during their terms, if the Shareholders’ meeting that appoints them so determines.

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CHAPTER VIII

GENERAL PROVISIONS

Article Forty-one.

In any matters not specifically addressed by these corporate bylaws, the appropriate provisions of the General Corporations Law shall apply.

TRANSITORY CLAUSES

ONE. THE CAPITAL STOCK OF C&S CONTROLADORA MEXICO, S. de R.L. de C.V., SHALL BE THREE THOUSAND PESOS NATIONAL TENDER, which is fully subscribed and paid. The minimum fixed capital, without right of withdrawal, is THREE MILLION PESOS NATIONAL TENDER. The variable portion of capital stock shall be unlimited.

The minimum fixed capital is hereby subscribed and fully paid up as follows:

Shareholder	Corporate Share Series B-1	Percentage of Equity Holding	Minimum Fixed Capital
S&C Holding Company (Mexico) BV	One	99.96%	2,999 pesos
S&C 1 (Dutch) BV	One	0.04%	1 peso
TOTAL	Two	100%	3,000 pesos

FOUR. Mr. SANTIAGO SEPULVEDA ITURBE is designated secretary of the company, with the understanding that (i) he shall not be a member of the Managing Board and shall have no administrative responsibilities; and (ii) he shall not provide any guarantee whatsoever of the performance of his duties.

INSERTION OF ARTICLE TWO THOUSAND FIVE HUNDRED FIFTY-FOUR OF THE CIVIL CODE.

“In all general powers of attorney for litigation and collection, it shall suffice to set forth that they are granted with all general powers and the special powers requiring a special clause pursuant to the law, in order to be understood as granted without any limitation.

In general powers of attorney to administer assets, it shall suffice to set forth that they are granted as such for the proxy to have all types of administrative powers.

In general powers of attorney for acts of domain, it shall suffice to grant them as such for the proxy to have all the powers of the owner concerning the assets and to perform all types of acts in their defense.

In the three aforementioned cases, when the intention is to limit the powers of the proxies, the limitations shall be indicated, or the powers of attorney shall be special.

The Notaries shall insert this article in the affidavits of the powers of attorney executed by them.”

THIS IS THE FIRST CERTIFIED COPY OF THE RELEVANT ASPECTS FOR THE COMPANY BY THE NAME OF “C & S CONTROLADORA MEXICO” S. de R.L. de C.V., TODAY “SENSATA TECHNOLOGIES DE MEXICO,” S. de R.L. de C.V., CONSISTING OF TWENTY PAGES, COMPARED, CORRECTED AND PROTECTED BY KINEGRAMS, WHICH MAY NOT BE NUMBERED IN SEQUENCE. IN MEXICO, FEDERAL DISTRICT, ON THE SEVENTH DAY OF APRIL, TWO THOUSAND SIX. I CERTIFY.

EGP*bac.

SEC. “HO”

THE UNDERSIGNED ATTORNEY CECILIO GONZALES MARQUEZ, OWNER OF NOTARY OFFICE NUMBER ONE HUNDRED FIFTY-ONE IN THE FEDERAL DISTRICT, CERTIFIES:

That today I compared this simple copy to its original, which I have seen, which is instrument number one hundred fourteen thousand four hundred fifty-four dated April 6, 2006, entered in book number two thousand six hundred seventy-six of the Protocol in my charge. It has twenty pages, and I note for the record that this simple copy which I certify is completely identical to its original, with which I found it fully consistent. Said copy is related to the record of comparisons number thirty-three thousand two hundred six of April 26, 2006, entered in the Registration Book of Comparisons number twenty-two.

IN WITNESS WHEREOF I ISSUE THIS CERTIFICATION PROTECTED WITH A KINEGRAM, IN MEXICO, FEDERAL DISTRICT, ON APRIL 26, 2006, AUTHORIZING IT WITH MY SIGNATURE AND OFFICIAL STAMP.

I CERTIFY.

OWNER OF NOTARY OFFICE NUMBER ONE FIFTY-ONE OF THE FEDERAL DISTRICT

[signature]

ATTY. CECILIO GONZALES MARQUEZ

[stamp]

ATTY. CECILIO GONZALES MARQUEZ

NOTARY OFFICE NUMBER ONE FIFTY-ONE OF THE FEDERAL DISTRICT, MEXICO

UNITED MEXICAN STATES

TRANSLATION

[Notary’s seal]	Cecilio Gonzalez Marquez
Notary Public No. 151
Mexico, Federal District

– 113510 –
February 24, 2006
Incorporation of the company named “C & S
Controladora Mexico”
Limited Liability Company with Variable
Capital
EGP*bac R. Aguascalientes
SEC. “HQ”

City of New York, State of New York, Country of New York

ATLANTA

BOSTON

BRUSSELS

CHICAGO

DALLAS

DENVER

FRANKFURT

GENEVA

HONG KONG

HOUSTON

LONDON

LOS ANGELES

MIAMI

MINNEAPOLIS

MONTREAL

MUNICH

NEW YORK

PARIS

PHILADELPHIA

RESEARCH

TRIANGLE PARK

SAN DIEGO

SAN FRANCISCO

SEATTLE

STOCKHOLM

TOKYO

WASHINGTON, DC

I, Katharine Perekslis, hereby certify that the following is, to the best of my knowledge and belief, a true and accurate translation of the attached document(s) “Sensata Technologies Mexico (Deed - Name Change)” and “DOCSCREEL- #40800-v1-Acta_Constitutiva_de_C&S_Controladora_con_datos_de_ inscripción”, from Spanish to English.

/s/ Katharine L. Perekslis
Katharine L. Perekslis

Sworn to before me this
8th day of January, 2007

/s/ Paul D. Ralston
Signature, Notary Public

PAUL D. RALSTON Notary Public, State of New York No. 01RA6023867 Qualified in Queens County Commission Expires May 3, 2007
____________________________ Stamp, Notary Public

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